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Exhibit 10.48

LEASE AMENDMENT AND TERMINATION AGREEMENT

        THIS LEASE AMENDMENT AND TERMINATION AGREEMENT ("Agreement") is made as of February 4, 2002, by and between OAKLAND CITY CENTER LLC, a Delaware limited liability company ("Landlord"), and ASK JEEVES, INC., a Delaware corporation ("Tenant").

RECITALS

        A.    Landlord leased to Tenant the second through eighth floors (the "Premises") of that certain real property (the "Building") located at 555 Twelfth Street, Oakland, State of California, pursuant to that certain Office Lease, dated as of May 15, 2000, between Landlord and Tenant (the "Lease").

        B.    Landlord and Tenant desire to amend and terminate the Lease, and all the terms and conditions stated therein, upon and subject to the terms and conditions set forth below.

        C.    Landlord and Tenant agree that Landlord's damages, as a result of the termination of the Lease, exceed $23 million.

        D.    Each defined term used in this Agreement, but not defined herein, shall have the meaning ascribed to it in the Lease.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Conditions Precedent.    This Agreement shall not be legally effective except and unless each of the following conditions is satisfied on or before the close of business on February 4, 2002:

          a.    Tenant's real estate broker Aegis Realty Partners shall have executed a written instrument in form and substance satisfactory to Landlord in its sole discretion releasing Landlord for any claims related to, and agreeing to forgo, any and all commission payments that may be due from Landlord in respect of the Lease and to the lease by Tenant of space in the building located at 1111 Broadway, Oakland, California;

          b.    Wells Fargo Bank, N.A. shall have executed a consent to the amendment and to the termination of the Lease described in paragraph 2 of this Agreement and to amendment of the Letter of Credit to permit a draw on the Letter of Credit pursuant to paragraph 4 of this Agreement.

        2.    Amendment.    The first sentence of Paragraph 6.a of the Lease is amended in its entirety to read as follows.

  "As security for the performance by Tenant of Tenant's obligation hereunder, Tenant shall cause to be delivered to Landlord concurrently with the execution of this Lease by Tenant, an original irrevocable standby letter of credit (the "Letter of Credit") in the amount specified in Paragraph 2.d above, naming Landlord as beneficiary, which Landlord may draw upon to cure any default under this Lease, to pay any termination fee owed by Tenant to Landlord as a result of the termination of the Lease, or to compensate Landlord for any damage Landlord incurs as a result of termination of the Lease or Tenant's failure to perform any of its obligations hereunder."

        3.    Termination.    The Lease and all terms and conditions therein, and Tenant's right to occupy and possess the Premises, shall terminate effective as of noon Pacific time on February 4, 2002 (the "Termination Date"). Effective upon the Termination Date, Tenant hereby remises and quitclaims to Landlord, and Landlord hereby accepts, all of Tenant's right, title and interest in, to and under the Lease and in and to the Premises.

        4.    Termination Fee.    In consideration of Landlord's agreement to allow Tenant to terminate the Lease, and in settlement of Landlord's current and future claims against Tenant thereunder, Tenant agrees to pay to Landlord a termination fee equal to sixteen million dollars ($16,000,000) (the "Termination Fee"). The Termination Fee constitutes compensation to Landlord for damages sustained by Landlord as a result of the termination of the Lease. As partial payment of the Termination Fee, Landlord shall be entitled to retain four hundred ninety-eight thousand eight hundred fourteen dollars and thirteen cents ($498,814.13) that Landlord currently holds as advance payment of the Monthly Rent first due and payable under the Lease. Landlord shall have the right to apply such amount to the Termination Fee immediately upon execution of this Agreement. Concurrently with the execution of this Agreement, Tenant shall pay one million eight hundred one thousand one hundred eighty-five dollars and eighty-seven cents ($1,801,185.87) to Landlord in immediately available funds, which Landlord shall apply to the Termination Fee. Upon the execution of this Agreement, Landlord, without further notice to or communication with Tenant, shall be entitled immediately to draw the full amount available under the Letter of Credit (as defined in the Lease), as provided in paragraph 6.a of the Lease, as amended hereby, and apply such amounts to the unpaid portion of the Termination Fee. Landlord is authorized to state in the drawing certificate that: "The Principal amount of this Letter of Credit is due and payable in accordance with the provisions of that certain Office Lease, dated May 15, 2000, as amended, between Beneficiary and Applicant," with Landlord being the "Beneficiary" and Tenant being the "Applicant" referenced in the drawing certificate.

        5.    Effect of Non-Payment of Termination Fee.    If Landlord (a) does not receive the Termination Fee in full by 5 p.m. Pacific time on February 5, 2002; or (b) seeks to draw the Termination Fee under the Letter of Credit, but the issuing bank dishonors the draw request, then, in either case, Tenant's right to possession of the Premises shall have terminated, and Landlord shall have all rights and remedies available to it under the Lease, as if the Lease had not terminated, at law or in equity for a tenant's breach of or default under a commercial lease, including without limitation any rights that may be due it under California Civil Code Section 1951.2 and under paragraph 25 of the Lease, for recovery of the Termination Fee. In addition, if the draw request is not honored by the issuing bank after timely presentation by Landlord in accordance with the Letter of Credit, as amended, the Lease and this Agreement or the Tenant's check in the amount of one million eight hundred one thousand one hundred eighty-five dollars and eighty-seven cents ($1,801,185.87) is not honored by the payor bank, then Tenant's obligations to Landlord under the Lease for any current or future defaults will not be limited by the stated amount of the Termination Fee or by the provisions of paragraph 7 of this Agreement.

        6.    Representations and Warranties.    Tenant represents and warrants to Landlord that Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease, any interest in the Lease, or any claim, demand, obligation, liability, action or cause of action arising out of the Lease.

        7.    Mutual Release.

        (a)  As of the Termination Date, Landlord and Tenant waive, release and discharge each other and their respective members, partners, officers, directors, shareholders, employees, agents, successors and assigns (collectively, the "Released Parties") from any and all suits, causes of action, liabilities, claims, judgments, damages, losses, demands, obligations, costs and expenses (collectively, "Released Claims") of whatever kind, known or unknown, contingent or non-contingent, that each party ever had, has or may have, against each other arising from or in any way connected with the exercise of the rights and obligations of the Lease, except for the rights and obligations of Landlord and Tenant under this Agreement and under any other lease agreement between Landlord and Tenant concerning real property other than the Premises, which in no event shall constitute Released Claims. Landlord and Tenant hereby agree, represent and warrant that the Released Claims released herein are not limited to matters that are known, disclosed or foreseeable. Landlord and Tenant realize and acknowledge that factual matters now unknown to either of them may have given, or may hereinafter give, rise to Released Claims that are, as of the Termination Date, unknown, unanticipated and unsuspected. Landlord and Tenant further agree, represent and warrant that the provisions of this paragraph have been negotiated and agreed upon in light of that realization, and that Landlord and Tenant nevertheless hereby intend to release, discharge and acquit the Released Parties from any such unknown Released Claims that are in any way related to the rights and obligations of the Lease.

        (b)  Tenant and Landlord specifically acknowledge that each has carefully reviewed this paragraph 7, discussed its import with legal counsel, is fully aware of its consequences, and that the provisions of this paragraph 7 are a material part of this Agreement. Notwithstanding Section 1542 of the California Civil Code that provides that:

  "A general release does not extend to claims, which the creditor does not know or suspect to exist in its favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor,"

this Agreement releases all injuries, damages or losses to Tenant and Landlord and each of their successors and assigns, whether real or personal, whether known, unknown, unforeseen, patent or latent, with respect to the Released Claims. Tenant and Landlord each understand and acknowledge the significance and consequences of such specific waiver of Section 1542 and hereby assume full responsibility for any injuries, damages, losses or liability that either Tenant or Landlord, as the case may be, hereafter incur relating to the Released Claims.

AGB Tenant's Initials	TWH Landlord's Initials

        8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        9.    Litigation Expenses.    In the event any litigation arises concerning the construction of, enforceability of, or performance under this Agreement, including, without limitation, any action or proceedings in bankruptcy court, the prevailing party in said litigation shall be entitled to recover as a part of its damages reasonable attorneys' fees and costs of suit.

        10.    Confidentiality.    Landlord and Tenant shall keep confidential the terms of this Agreement and the amount of the Termination Fee (the "Confidential Information"), and neither Landlord nor Tenant shall release or disseminate any of the Confidential Information to any third party, other than to their respective attorneys, accountants and officers, and then only to the extent that such attorneys, accountants or corporate officers expressly agree to be bound by the terms of the confidentiality provisions of this Agreement, or where disclosure is required by regularly issued judicial process or where disclosure by Tenant is required by applicable securities laws, regulations and policies. This obligation of confidentiality shall survive the exchange of the releases hereunder.

        11.    Entire Agreement.    This Agreement contains all of the understandings of the parties regarding the termination of Lease and all of the negotiations and representations made by either party to the other are merged herein. This Agreement may not be modified in any respect except by a document in writing executed by both parties hereto or their respective successors.

        12.    Authority and Binding Effect.    Each party represents and warrants that it has the authority to enter into this Agreement and that the individuals signing this Agreement have the authority to do so on behalf of the entities on whose behalf they sign. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

        13.    Counterparts.    This Agreement may be executed in multiple counterparts, which when signed by all parties, shall constitute one Agreement.

        14.    Time is of the Essence.    TIME IS OF THE ESSENCE WITH RESPECT TO THE PARTIES' PERFORMANCE OF THEIR OBLIGATIONS UNDER THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LANDLORD:
OAKLAND CITY CENTER LLC, a Delaware limited liability company
By	Shorenstein Realty Services, L.P., a California limited partnership, its manager
	By	Shorenstein Management, Inc., a California Corporation, its general partner
		By:	/s/ Thomas W. Hart
		Its:	Vice President
TENANT:
ASK JEEVES, INC., a Delaware corporation
By:	/s/ A. George Battle
Its:	President & CEO

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  Exhibit 10.48